UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.__ )

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ITUS Corporation

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Dear ITUS Shareholders:

This has been a transitional year for our company, and we continue to make great progress in implementing our new strategy. I am happy to report that the company is sound in all respects, and that we have laid a solid foundation upon which to build the future success of the company.

As you are aware, in June of last year we announced a new direction for our company, and an initiative to develop blood tests for the early detection of cancer. Since people commonly refer to cancer as the “Big C”, we think that Cchek™ is an appropriate name for our diagnostic platform. With incidences of cancer continuing to increase, including 14 million new cancer diagnoses worldwide each year, and early diagnoses dramatically increasing cancer survival rates, the ongoing worldwide cancer healthcare crisis represents an enormous opportunity for Cchek. You will continue to hear more and more about this emerging field and the term “liquid biopsy” will soon become a household term. For example, within months of our announcement, a Bill Gates and Jeff Bezos financed venture was announced with a similar purpose.

In order for you to understand our excitement, it is important that you recognize the potential of our Cchek™ platform.  While screening asymptomatic patients during routine doctor visits is our long term goal, there are many additional potential life saving applications for Cchek™. For example, several of the existing diagnostic tests that are widely used today, such as the mammogram and the PSA test, are known for high rates of false positives, meaning that initial test results indicate a likelihood of cancer when no such cancer is present. High false positives lead to painful and expensive follow-on procedures, where attempts are made to collect tissue samples from the site of the suspected cancer. While Cchek™ may eventually replace these tests, in the interim, Cchek™ may be used as a companion test to traditional diagnostics. Instead of costly and invasive follow-on procedures to validate initial test results, doctors could use Cchek™. Cchek™ might also be used to monitor cancer recurrence, eliminating the repeated exposure to radiation from traditional diagnostic imaging. There are currently 14 million cancer survivors in the U.S.  Finally, Cchek™ could be used to monitor the effectiveness of a specific regimen of cancer treatment, including traditional treatments such as chemo therapy or newer technologies such as immunotherapies.  These are just a few of the many possibilities of how Cchek™ could be used to enhance or eventually replace existing diagnostics.

Starting with our collaboration with The Wistar Institute, a National Cancer Institute and highly acclaimed designated cancer center, world renowned scientists such as Dr. Mike Shepard, and nominated board members Dr. Arnold Baskies, the Vice Chairman of the American Cancer Society, and Dr. John Monahan, we have assembled an impressive group of scientists to guide our company along its new course.

Because of the new direction of our company, and based upon the confidence that we have in Dr. Amit Kumar as Executive Chairman of the Board of ITUS, and Robert Berman as the CEO of ITUS, both Bruce Johnson and I have decided to step off of the ITUS Board of Directors. Bruce has provided an invaluable service to the company and we all owe him a debt of gratitude.

As many of you may know, I was recently on-hand when ITUS was honored as part of the closing bell ceremonies at NASDAQ on June 3. While participating in the celebration, I couldn’t help but think back about the condition of the company when I assumed the Chairmanship in July of 2012, and all that we have achieved since that time. When I assumed the Chairmanship of ITUS, the company had no management team, no viable business, no capital, and our only asset was intellectual property that had been misappropriated. I take great pride in all that we have accomplished over the past 4 years, and am extremely optimistic about our prospects for future success.

We invite each of you to attend our upcoming annual meeting, which will take place on August 23, 2016, at our Los Angeles headquarters. Details regarding the time and place of the annual meeting are included with these materials.

This year, we will again be providing Internet access to our Proxy materials.  In a separate mailing, you will receive a notice with instructions on how to obtain Proxy materials online or request a printed set.

We look forward to seeing you on August 23.

Sincerely,

Lewis H. Titterton, Jr.

Chairman

July 1, 2016

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Forward-Looking Statements: Statements that are not historical fact may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical facts, but rather reflect CopyTele's current expectations concerning future events and results. We generally use the words “believes,” “expects,” “intends,” “plans,” “anticipates,” “likely,” “will” and similar expressions to identify forward-looking statements.  Such forward-looking statements, including those concerning our expectations, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements.  These risks, uncertainties and factors include, but are not limited to, those factors set forth in “Item 1A – Risk Factors” and other sections of our Annual Report on Form 10-K for the fiscal year ended October 31, 2015 as well as in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.  You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this document.

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